FBR CAPITAL MARKETS
Earnings Release Analysts Call

February 25, 2009 - 9:00 am ET

Operator:       Good morning, my name is Natasha and I will be your conference operator today. At this time, I would like to welcome everyone to the FBR Capital Markets fourth quarter 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. Thank you. I would now like to turn the conference call over to Ms.Shannon Small, Senior Vice President of Corporate Communications.

Shannon Small:     Thank you and good morning, this is Shannon Small, Senior Vice President of Corporate Communications for FBR Capital Markets. Bfore we begin this morning’s call, I would like to remind everyone that statements concerning future performance, development, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward looking statements. These forward looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to the effect of demand for public offerings, activity in the secondary securities market, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets annual report on form 10K and in quarterly reports on 10Q.

                      I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR Capital Markets.

Rick Hendrix:     Thank you, Shannon, and good morning, everyone.

           Let’s begin today’s call with a review of 2008. First the numbers and then a summary of several key events. By now I’m sure most of you have had the opportunity to read the press release. The results were impacted by several significant non-recurring items that I will touch on in a moment.

                      Our fourth quarter core operating loss on a non-GAAP basis was $21.8 million compared to $24.7 million for the fourth quarter of 2007 and $26.2 million in the third quarter of 2008. This measurement excludes specified non-core items and non-cash expenses including $10.4 million in severance costs and $66 million in net investment losses. The net investment losses in the fourth quarter include $34 million of losses on mortgage backed securities and $32 million of impairments and losses on other long term investments. As of early February 2009, we have sold all remaining MBS securities, recognizing a loss of approximately $1.5 million in the first quarter in order to eliminate any continued exposure to this asset class and we have retired all related debt.

                      Additionally, FBR Capital Markets recorded at $25 million valuation allowance against deferred tax assets which are reflected as income tax expense. The company expects to reverse this allowance in the future upon returning to profitability.

                      Turning now to revenue, even in this most difficult environment in 2008 we were able to grow our institutional brokerage business by more than 20 percent to a record $138 million by focusing on providing valuable research and trading services to our institutional investors.

                      Reflecting the extremely difficult state of the capital markets, investment banking revenues were $97 million for the year, down 70 percent from 2007 levels.

                      During 2008 we added over 30 senior revenue generating professionals across the company, strengthening the overall depth of talent in our platform.

                       In response to the very difficult environment, we took a number of significant actions during the year that have all helped to improve our operating leverage and position us for improved results in 2009. These include reducing fixed expenses by approximately $45 million annually or 25 percent, reducing net headcount by 190 employees or 25 percent, and we closed unprofitable offices and scaled back international operations. We also adjusted our variable expense structure to future reduce the overall level of break even revenues.

                      These actions have helped us to achieve an almost 50 percent reduction in revenue required to break even. As a result, we entered 2009 with a significantly lower cost structure and a strong balance sheet including over $200 million in cash. Furthermore we have meaningfully reduced our risk profile through the liquidation of the MDS portfolio, the recognition of significant write downs on our merchant banking and other long term investments and the retirement of all debt. Additionally, through this period we were able to add significant talent to strengthen our existing businesses and add new lines of business which complement our core strengths.

           As we plan for the remainder of 2009 it is abundantly clear that the economic downturn will be prolonged and the securities industry will continue to experience severe challenges. We have set forth three central priorities which will guide our actions this year. Specifically, our first priority is to preserve capital and maintain liquidity on our balance sheet. This is one of the reasons we took the actions related to the sale of the mortgage backed securities described earlier. In this challenging environment, it is critical that we take such actions to mitigate potential risks to capital and maintain a strong balance sheet so that we emerge from this downturn in a position of strength with the ability to respond quickly to opportunities as they develop. Similarly, a continued focus on reducing cost will allow us to maintain high levels of liquidity and increase our positive operating leverage.

                      Secondly, we will work with our clients to help them achieve appropriate capitalization structures in this environment. As access to capital becomes increasingly critical for the majority of small and mid cap companies, our investment banking team continues to be focused on building our pipeline of opportunities and is actively engaged with our clients, many of whom are poised to act quickly, as soon as the markets allow.

                      Third, we will strengthen our organization. Specifically, we will continue to bring out experienced revenue generating professionals in all areas of the firm as well as augment and extend our current business lines with new products that add value for our clients. In the second half of 2008 we successfully integrated a new convertible securities team. This effort has already produced outstanding results, expanding our institutional account and surpassing our early revenue targets. We will use this model again in 2009 as we employ our significant liquid assets to broaden our product offering. For example, through the addition of high yield and other products that complement our core trading and corporate finance franchise.

                      In conclusion, we believe FBR Capital Markets is very well positioned for whatever 2009 brings and we are committed to partnering with our clients to uncover every potential opportunity for them to access capital and enhance their businesses in this unprecedented environment. We will continue to focus on our own costs and the very prudent deployment of capital in the parts of the business where it can most effectively impact revenue growth.

                       In spite of the difficulty that this environment presents, our initiatives to reduce costs, eliminate risk, and add talented employees have put us in a much stronger position entering 2009 than any time in the recent past.

                       Lastly, I’d like to acknowledge Eric Billings and his recently announced retirement. As you know Eric remains chairman of the board, even as he is now pursuing other interests and we look forward to his continuing contribution to our business development efforts. It goes without saying that FBR would not have the tremendous opportunities that are now in front of us without the leadership, vision and the relentless commitment of Eric over the last 20 years.

                      He, more than anyone else is responsible for the unique achievements of FBR Capital Markets over that time. His most significant achievement however has been the building of what is today one of the best teams of professionals in our industry, a team that is entirely prepared to achieve even higher levels of success as we go forward.

                      Because of Eric’s passion for the business, vision for the company’s future and commitment to its long term success, we are positioned to navigate this difficult market and prosper as we capitalize on the inevitable opportunities now being created. He has been a leader and mentor to many of our employees and we thank him for his immeasurable contributions and friendship, which we all look forward to continuing. I’d now like to open the call for questions.

Operator:       At this time, everyone, if you would like to ask a question or make a comment, please press star 1 on your telephone keypad. Again, if you would like to ask a question or make a comment, please press star 1 on your telephone keypad. We will pause for just a moment to compile the roster.

                      You have a question or comment from the line of Eric Bertrand with Barclays Capital.

Eric Bertrand:     The MBS portfolio, the $34 million loss is roughly four percent of the $850 million balance at the end of the third quarter. Could you help us understand how that actually generated losses? Our understanding was that it was invested in agency MBS which was mainly you know treasury’s at this point. What was – what’s the source of the loss? Was it decline in asset prices? Increase in funding costs from the repo side, was there hedge issues? Help us understand that.

Rick Hendrix:     Sure, Eric. Good morning. We sold that portfolio, 50 percent of it was sold in the fourth quarter and the remaining 50 percent, as I mentioned in the first quarter, but the $34 million loss in the fourth quarter was $23 million in realized loses that was a result of declines in asset prices. So in this environment, even agency floaters, which is what all these securities were, have declined materially in pricing and in fact, those securities that we sold had traded as low as the low 90s, 91 or 92, through different points in time in the fourth quarter. On average, we exited the portfolio about where you’re assuming, kind of down four points on the $850 million. And so it was 100 percent related to asset price declines. We averaged about an 85 basis point spread. So it was not as a result of increases in funding costs and it was not related in any way to hedging activity.

Eric Bertrand:     OK, that’s definitely helpful. Then on the merchant banking portfolio, it looks like it was almost a 50 percent loss on the portfolio during the fourth quarter, market’s clearly down another leg during the first quarter, reasonable to assume another good chunk out you know for example, the XLF is down almost 40 percent since the new year.

Rick Hendrix:      Eric we feel comfortable with where we marked portfolios at the end of the fourth quarter, even with sort of the continuing declines in the overall market so far this year. We attempted to take a very, very critical eye to the portfolio and make sure that we did everything possible to sort of put news and impact of the business from this part of the balance sheet behind us. We applied liquidity discounts to certain assets, despite you know where they might have been trading given sort of our overall level of ownership and sort of the relative liquidity in the market which is frankly a new approach for us, and so we you know we feel like even with these declines that we’ve put that portfolio in a position where we hopefully are not talking about it again at the end of the first quarter.

Eric Bertrand:     If I can read between the lines there you know that’s basically saying that if we were to end the quarter today, you would say that the merchant banking portfolio is not generating meaningful losses?

Rick Hendrix:     That’s correct.

Eric Bertrand:     OK, fair enough. And then I’ll ask one more question on the brokerage, then hop back in the queue. We’d seen an anecdotal shift toward higher touch models, given the stress to equity market environment. We would actually have thought that would actually accrue to you guys, particularly given the higher exchange volumes you know during the quarter sequentially. Could you help us understand why your commission volume and commission revenue is actually down 14 percent sequentially? Is it pricing? Mix? You know what’s going on in there?

Rick Hendrix:     You know it really Eric, if you sort of go back to the third and fourth quarter of last year, there were big spikes in volume and sort of market share movements that occurred in and around the Lehman bankruptcy. And so there were huge spikes in volume in the back half of the third quarter and that continued, to some extent, into October and we clearly benefited from. However, November and December were very, very light months for trading volume and we sort of looked at the October activities as you know many of our clients getting to cash and they stayed very, very defensive kind of through the balance of the year and so November and December just had very, very light volumes. Despite the fact that we are confident when we look at overall exchange volumes and what’s happening in the industry that we have taken share. So you know it – despite the fact that there were spikes in volume and that there are big volume days out there. November and December for our whole industry were the lightest months from a trading stand point that I think any of us have seen.

Eric Bertrand:     OK, then I’ll follow up on that then, so what’s the experience been in January and February? Have your clients started redeploying or are they still kind of hunkered in?

Rick Hendrix:     You know I would say that they have begin modestly redeploying, I don’t think as a general statement you can say that you know the cash that’s on the sidelines is reentering this market and that’s obviously a big part of why the market is down as much as it is thus far. While we certainly have recovered volumes to beyond November and December levels, we’re no where near back to where activity was in the late third quarter and early fourth quarter.

Eric Bertrand:     Got it, thanks. I’ll hop back in the queue.

Operator:     At this time, there is no further questions or comments. Mr. Hendrix, do you have any closing remarks?

Rick Hendrix:     Yes, I want to thank everybody for joining us and as always you know we have a staff here that is happy to answer questions as follow ups and we look forward to talking again next quarter, thank you.

Operator:     This concludes today’s conference call, you may now disconnect.

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